Exhibit 99.1

Contacts: Investors:	Media:

Vincent L. Sadusky	Mark Semer

LIN TV Corp.	Kekst and Company

(401) 457-9403	(212) 521-4802
LIN TV Announces Additions to Board of Directors and Further Strengthening of Management Team
Douglas McCormick Named Non-Executive Chairman
PROVIDENCE, RI, October 3, 2006 — LIN TV Corp. (NYSE: TVL) today announced additions to its Board of Directors and changes to further strengthen its senior management team:
•	Douglas McCormick has been elected to LIN TV’s Board of Directors and named non-executive Chairman of the Board. Mr. McCormick previously served as the Chairman and Chief Executive Officer of iVillage Incorporated, a leading website for women. Mr. McCormick led iVillage since 2000 until its sale this year to General Electric’s NBC Universal unit for $600 million. He has also served as President and Chief Executive Officer of Lifetime Television, a leading brand in women’s media and one of the most successful cable networks.
•	Mitchell Stern has been elected to LIN TV’s Board of Directors. Mr. Stern previously served as President and Chief Executive Officer of the DirecTV Group, Inc., a leading digital television provider and as Chairman and Chief Executive Officer of Fox Television Stations Group.
•	Gregory M. Schmidt has been named Executive Vice President of Digital Media, a new position responsible for non-traditional television operations, including multicast, interactive and local programming. Mr. Schmidt, who has served as LIN TV’s Vice President and General Counsel since 1995, will work to generate new revenue opportunities by leveraging LIN TV’s existing group of top-rated television stations to develop new digital products and partnerships. He will report directly to Vincent L. Sadusky, LIN TV’s President and Chief Executive Officer.

•	Scott Blumenthal has been promoted to Executive Vice President of Television. Mr. Blumenthal, who has served as LIN TV’s Co-Vice President of Television since 2005, will focus on television operations for each of LIN TV’s 30 owned and operated stations, reporting directly to Mr. Sadusky.
•	Edward Munson has been named Vice President of Station Sales, a new position that will be responsible for all station ad sales. Mr. Munson, who also has served as LIN TV’s Co-Vice President of Television since 2005, will focus on developing new television advertising for LIN TV’s owned and operated stations, and will report to Mr. Blumenthal.
•	Denise M. Parent has been promoted to Vice President and General Counsel. Ms. Parent has served as Vice President and Deputy General Counsel since 1997. She will report directly to Mr. Sadusky.
In announcing the changes, Mr. Sadusky said, “We are pleased to announce these important additions to our Board and realignment of our management team.” Mr. Sadusky continued, “We are very fortunate to have attracted industry leaders of Doug’s and Mitch’s caliber to our board. Their vast experience and outstanding vision will complement the strengths of our current directors.
“I am excited to have Greg lead our efforts to bridge the gap between ‘old and new’ media. He has incredible experience and is widely viewed as one of the most knowledgeable individuals in the media industry. Scott and Ed are outstanding operators and their new positions will allow us to utilize their skills more productively. In particular, Scott will oversee TV station operations — including news, sales and network relations — and restructure our station sales organizations to emphasize business development. Ed will be fully focused on driving station ad sales, where he has years of successful experience, and pursue an excellent opportunity to expand the number of local advertising clients in our markets. Denise is a skilled attorney and valued member of our management team. I am pleased that she will assume the leadership of our legal function,” Mr. Sadusky concluded.
Mr. McCormick commented, “LIN TV’s tradition of innovation, quality programming and community commitment has the company well positioned for the new dynamics of the communications business. I am pleased to join this world-class team.”
Following the addition of Messrs. McCormick and Stern, LIN TV’s Board will be comprised of eight directors.
About LIN TV
LIN TV Corp. is the owner and operator of 30 television stations in 18 mid-sized markets in the U.S. and Puerto Rico.
The Company owns approximately 20% of KXAS-TV in Dallas, Texas and KNSD-TV in San Diego, California through a joint venture with NBC, and is a 50% non-voting investor in Banks Broadcasting, Inc., which owns KWCV-TV in Wichita, Kansas and KNIN-TV in Boise, Idaho. LIN is also a 1/3 owner of WAND-TV, the ABC affiliate in Decatur, Illinois, which it manages pursuant to a management services agreement.
Financial information and overviews of LIN TV’s stations are available on the Company’s website at www.lintv.com.
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